News Release

For Further Information

Media Relations: Nick Iammartino, 816-932-4835, nick.iammartino@hrblock.com
Investor Relations: Pam Kearney, 816-932-1967, pkearney@hrblock.com

H&R BLOCK REPORTS FISCAL FIRST QUARTER RESULTS

Revenues Grow 26 Percent; Earnings Improve 23 Percent

FOR RELEASE SEPT. 1, 2005

KANSAS CITY, Mo. – H&R Block Inc. (NYSE:HRB) today reported a 26 percent increase in first quarter revenue to $615 million, up from $486.6 million last year. A net loss of $28.3 million for the first quarter of fiscal 2006 was 23 percent better than the $36.7 million loss posted last year. The current year quarterly loss of 9 cents per diluted share compared favorably to a loss of 11 cents per share last year.

“We’ve started the year with a strong first quarter, highlighted by double-digit revenue increases in all business segments,” said Mark A. Ernst, chairman and chief executive officer. “Even with our continuing investment in new tax offices, we saw an improvement over the loss posted last year.”

Highlights in the quarter include:

•	Continuing expansion of H&R Block’s tax office network;
•	A 60 percent increase in mortgage loan origination;
•	A 16 percent growth in revenues for RSM McGladrey and its related businesses; and
•	A 27 percent increase in revenues and a 63 percent reduction in pretax loss within Investment Services.

Tax Services

First quarter revenues for Tax Services increased 13 percent to $57.2 million from $50.4 million. The business segment reported a pretax loss of $144.5 million, 28 percent greater than a $112.6 million loss posted last year, due primarily to the addition of tax offices during the past year and ongoing efforts to further expand the company’s tax office network.

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H&R Block First Quarter Release – page 2 of 5

“We are aggressively expanding our retail office network for long-term growth,” Ernst explained. “We opened more than 1,200 new company-owned and franchise retail locations last year and are planning 500 to 700 more offices this tax season. Adding offices provides clients with even greater convenience and allows us to serve them more quickly and efficiently. While there are upfront costs to achieve these benefits, we carefully plan and control our spending and are meeting projections for both investment in offices and business growth.”

Mortgage Services

H&R Block’s mortgage business reported a 23 percent increase in first quarter pretax income to $134.5 million from $109 million last year. Revenues advanced 33 percent to $360.4 million from $272 million in last year’s first quarter.

Loan origination volume reached an all-time high of $10.9 billion in the first quarter. This was 60 percent greater than $6.8 billion a year ago and 17 percent ahead of the 2005 fiscal fourth quarter.

“In an aggressive competitive environment, our mortgage business is gaining market share through the superior quality of service our organization delivers,” Ernst said. “Lower cost of origination is somewhat mitigating what is a very competitive pricing environment.”

Loan origination costs declined 28 basis points to 1.94 percent versus 2.22 percent last year.

Total gain on sales for Mortgage Services was $236.4 million for the current year quarter, 29 percent higher than $183.4 million last year. The increase is due primarily to growth in loan originations and higher gains from interest rate hedging activities, partially offset by market pricing pressures.

Option One’s mortgage servicing business increased its servicing portfolio at the end of the quarter 43 percent to $70.5 billion versus $49.4 billion a year ago.

Overall, the segment’s residual interests performed as expected, as the effect of lower than previously modeled credit losses was mostly offset by higher interest rates. Consequently, the company realized a net write-up to residuals of $12.9 million in the first quarter, which was recorded in other comprehensive income, net of deferred taxes. Offsetting these write-ups, the company realized $12.4 million in write-downs, which was recorded as a reduction in gains on sales of mortgage assets on the income statement.

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H&R Block First Quarter Release – page 3 of 5

Business Services

Business Services improved its first quarter revenues by 16 percent to $126.8 million, up from $109.1 million last year. The pretax loss in the segment improved by

33 percent to $6.8 million versus $10 million last year. The business is highly seasonal and typically loses money outside the third and fourth quarters.

“This is the eighth straight quarter of double-digit revenue growth versus prior year for RSM McGladrey and its related businesses,” Ernst said. ”Such outstanding growth, both in the core and the non-traditional areas of our business, demonstrates the strength of our market position and execution on the opportunity that exists.

“The pending combination of the American Express Tax & Business Services division with RSM McGladrey offers a tremendous new opportunity for growth,” Ernst continued. “The acquisition will create the nation’s largest tax, accounting and business services firm dedicated to serving midsized companies. We’ll offer added value through the scale, depth and scope of resources focused on client needs.”

On Aug. 1 the company announced a definitive agreement to acquire the American Express Tax & Business Services division, and the acquisition is expected to close at the end of September.

Investment Services

Revenues for Investment Services in the first quarter increased 27 percent to $68 million from $53.6 million in the prior year period. The 2006 first quarter pretax loss of $7.6 million was 63 percent better than the loss of $20.3 million last year. Included in the pretax loss is $9.2 million of intangible amortization.

“The opportunity that we saw for significantly improved performance from Investment Services is beginning to become reality,” Ernst said. “While there’s still work ahead to achieve better business positioning and performance, we’re showing real progress in aligning costs with revenues, raising productivity and forging partnerships with our U.S. tax professionals. We are optimistic that significant performance improvement will continue this year.”

Fiscal 2006 Outlook

For fiscal year 2006, the company affirmed its prior expectation of earnings per share in the range of $2.12 to $2.32.

“First quarter results are consistent with the guidance we set in June for our financial performance this year,” Ernst said. “Where we ultimately fall within our $2.12 to $2.32 range will be a function of developments within the mortgage business, the broader competitive environment we face there and the outcome of actions we currently have under way.”

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H&R Block First Quarter Release – page 4 of 5

Other

Reported results take into account a two-for-one split of the company’s stock,

which was paid in the form of a 100 percent stock distribution on Aug. 22, 2005, to shareholders of record at the close of business Aug. 1, 2005. During the first quarter, the company reacquired 5 million shares (split-adjusted) of its common stock at an average purchase price of $28.42 per share.

The company noted that its financial information also reflects a restatement (announced in June) of results for 2003 to 2005, which included adjusting last year’s first quarter loss to $36.7 million, or 11 cents per share, from the originally reported $44.1 million, or 13 cents a share. The restatement has been detailed previously in the company’s Form 8-K and 10-K filings.

Conference Call

The company will host a conference call for analysts and institutional investors at 5 p.m. EDT (4 p.m. CDT) Sept. 1. Ernst and Jeff Yabuki, executive vice president and chief operating officer; Bill Trubeck, executive vice president and chief financial officer; and Bob Dubrish, president and chief executive officer of Option One Mortgage Corp., will discuss the quarter’s results and future expectations, as well as respond to analyst questions.  To access the call, please dial the number approximately five to 10 minutes prior to the scheduled starting time:

U.S./Canada:	888-425-2715	Access Code: 7773652
International:	706-679-8257	Access Code: 7773652

The call will be webcast in a listen-only format for the media and public.  The link to the webcast can be obtained at www.hrblock.com.  Supplemental slides will be available in connection with the webcast, or can be accessed directly on H&R Block’s Investor Relations website at www.hrblock.com/about/investor following market close.

A replay of the call will be available beginning at 7 p.m. EDT Sept. 1 until midnight EDT Sept. 8, by dialing 800-642-1687 (U.S./Canada) or 706-645-9291 (International).  The replay access code is 7773652.  A replay of the web cast will also be available on the company’s web site at www.hrblock.com through Sept. 30.

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements based upon current information and expectations.  Such statements speak only as of the date on which they are made, are not guarantees of future performance, and involve certain risks, uncertainties and assumptions that could cause actual results to differ materially from what is expressed, implied or forecast in such forward-looking statements.

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H&R Block First Quarter Release – page 5 of 5

Such differences could be caused by a number of factors, including, but not limited to: the uncertainty that the company will achieve or exceed its revenue, earnings, and earnings-per-share growth goals or expectations for fiscal year 2006; the uncertainty of the company’s ability to purchase shares of its common stock pursuant to the board’s authorization; the uncertainty of the effect of any share repurchases upon the company and its shareholders; changes in interest rates; changes in economic, political or regulatory environments; changes in competition; litigation involving the company and its subsidiaries; and risks described from time to time in reports and registration statements filed by H&R Block Inc. and its subsidiaries with the Securities and Exchange Commission.  Readers should take these factors into account in evaluating such forward-looking statements.

About H&R Block

Celebrating its 50th anniversary in 2005, H&R Block is the world’s largest tax services provider, having served more than 400 million clients since 1955. The sixth largest retailer in the world, H&R Block has more than 12,000 locations serving taxpayers primarily in the United States, Canada and Australia.

H&R Block’s subsidiaries deliver tax services and financial advice, investment and mortgage services, and business accounting and consulting services. H&R Block Financial Advisors Inc. offers investment services and securities products. With approximately 1,000 financial advisors serving clients at approximately 250 locations, H&R Block Financial Advisors is a member NYSE, SIPC, a registered broker-dealer and investment advisor. H&R Block Inc. is not a registered broker-dealer and is not an investment advisor. H&R Block Mortgage Corp. offers a full range of retail mortgage services. Option One Mortgage Corp. provides mortgage services and offers wholesale mortgages through large financial institutions and a network of 24,000 independent mortgage brokers. RSM McGladrey Business Services Inc. and its subsidiaries serve mid-sized businesses and their owners with tax, accounting and business consulting services, as well as personal wealth management services. H&R Block Small Business Resources is a new business currently operating in 14 U. S. cities that serves the tax, financial and business needs of small business owners. H&R Block Small Business Resources is not a licensed CPA firm. For more information about the company, visit our Online Press Center at www.hrblock.com/presscenter.

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KEY OPERATING RESULTS

Amounts in thousands, except per share data

	Three months ended July 31,
	Revenues		Income (loss)
	2005	2004	2005	2004
		Restated		Restated
Tax Services	$57,191	$50,447	($144,506)	($112,646)
Mortgage Services	360,438	271,973	134,468	109,025
Business Services	126,846	109,102	(6,765)	(10,045)
Investment Services	67,983	53,581	(7,552)	(20,343)
Corporate	2,535	1,448	(21,514)	(24,791)
	$614,993	$486,551	(45,869)	(58,800)
Income tax benefit			(17,545)	(22,058)
Net loss			($28,324)	($36,742)

Basic and diluted loss per share			($0.09)	($0.11)

Basic and diluted shares outstanding			330,714	337,270

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Financial statement amounts reflect the restatement of results for the three months ended July 31, 2004, as detailed previously in our Form 10-K/A filed for the year ended April 30, 2005.

On June 8, 2005, our Board of Directors declared a two-for-one stock split of the Company’s Common Stock in the form of a 100% stock distribution, effective August 22, 2005, to shareholders of record as of the close of business on August 1, 2005. All share and per share amounts have been adjusted to reflect the retroactive effect of the stock split.

Basic earnings per share is based on the weighted average number of shares outstanding. The dilutive effect of potential common shares is included in diluted earnings per share except in those periods with a loss.

Certain reclassifications have been made to prior year amounts to conform to the current period presentation. These reclassifications had no effect on the results of operations or stockholders’ equity as previously reported.

CONDENSED CONSOLIDATED BALANCE SHEETS

Preliminary and unaudited, amounts in thousands, except share data

	July 31,	April 30,
	2005	2005
ASSETS
Current assets:
Cash and cash equivalents	$632,801	$1,100,213
Cash and cash equivalents - restricted	416,981	516,909
Marketable securities - trading	77,085	11,790
Receivables from customers, brokers, dealers and clearing
organizations, net	585,214	590,226
Receivables, net	404,501	418,788
Prepaid expenses and other current assets	473,831	432,708
Total current assets	2,590,413	3,070,634

Residual interests in securitizations - available-for-sale	193,207	205,936
Beneficial interest in Trusts - trading	185,539	215,367
Mortgage servicing rights	188,708	166,614
Property and equipment, net	328,684	330,150
Intangible assets, net	232,242	247,092
Goodwill, net	1,018,632	1,015,947
Other assets	279,756	287,543
Total assets	$5,017,181	$5,539,283

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$25,854	$25,545
Accounts payable to customers, brokers and dealers	871,715	950,684
Accounts payable, accrued expenses and other	497,215	564,749
Accrued salaries, wages and payroll taxes	161,661	318,644
Accrued income taxes	346,568	349,298
Total current liabilities	1,903,013	2,208,920

Long-term debt	923,145	923,073
Other noncurrent liabilities	368,028	430,919
Total liabilities	3,194,186	3,562,912

Stockholders’ equity:
Common stock, no par, stated value $.01 per share	4,359	4,359
Additional paid-in capital	601,348	598,388
Accumulated other comprehensive income	63,731	68,718
Retained earnings	3,123,924	3,188,785
Less cost of 106,780,588 and 104,649,850 shares of
common stock in treasury	(1,970,367)	(1,883,879)
Total stockholders’ equity	1,822,995	1,976,371
Total liabilities and stockholders’ equity	$5,017,181	$5,539,283

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Preliminary and unaudited, amounts in thousands

	Three months ended July 31,
	2005	2004
		Restated
Cash flows from operating activities:
Net loss	($28,324)	($36,742)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	44,085	38,908
Accretion of residual interests in securitizations	(30,777)	(28,677)
Impairment of residual interests in securitizations	12,415	2,609
Additions to trading securities - residual interests in securitizations	(101,002)	—
Proceeds from net interest margin transactions	40,371	—
Additions to mortgage servicing rights	(49,306)	(28,493)
Amortization and impairment of mortgage servicing rights	27,212	18,334
Net change in beneficial interest in Trusts	29,828	(1,433)
Other net changes in working capital, net of acquisitions	(255,017)	(479,838)
Net cash used in operating activities	(310,515)	(515,332)

Cash flows from investing activities:
Cash received from residual interests in securitizations	24,031	38,826
Purchases of property and equipment, net	(30,330)	(22,714)
Payments made for business acquisitions, net of cash acquired	(3,452)	(806)
Other, net	7,935	8,300
Net cash provided by (used in) investing activities	(1,816)	23,606

Cash flows from financing activities:
Repayments of commercial paper	—	(314,836)
Proceeds from issuance of commercial paper	—	419,700
Dividends paid	(36,537)	(33,636)
Acquisition of treasury shares	(131,642)	(347,395)
Proceeds from issuance of common stock	32,318	12,375
Other, net	(19,220)	(127)
Net cash used in financing activities	(155,081)	(263,919)

Net decrease in cash and cash equivalents	(467,412)	(755,645)
Cash and cash equivalents at beginning of the period	1,100,213	1,072,745
Cash and cash equivalents at end of the period	$632,801	$317,100

Supplementary cash flow data:
Income taxes paid	$35,278	$183,383
Interest paid	13,830	12,545

CONDENSED CONSOLIDATED INCOME STATEMENTS

Preliminary and unaudited, amounts in thousands, except per share data

	Three months ended July 31,
	2005	2004
		Restated
Revenues:
Service revenues	$315,128	$248,588
Other revenues:
Gains on sales of mortgage assets, net	236,431	183,360
Interest income	49,253	39,720
Product and other revenues	14,181	14,883
	614,993	486,551

Operating expenses:
Cost of service revenues	343,218	291,012
Other, selling, general and administrative	312,609	238,554
	655,827	529,566

Operating loss	(40,834)	(43,015)
Interest expense	12,435	17,793
Other income, net	7,400	2,008

Loss before taxes	(45,869)	(58,800)
Income tax benefit	(17,545)	(22,058)

Net loss	($28,324)	($36,742)

Basic and diluted loss per share	($0.09)	($0.11)

Basic and diluted shares outstanding	330,714	337,270

SELECTED OPERATING DATA

Unaudited

Mortgage Services	Three months ended
	7/31/2005	7/31/2004	% change	4/30/2005	% change

Volume of loans originated (thousands):
Wholesale (non-prime)	$9,537,227	$5,981,104	59.5%	$8,090,274	17.9%

Retail: Non-prime	950,806	620,126	53.3%	807,269	17.8%
Prime	399,596	215,287	85.6%	380,946	4.9%
	1,350,402	835,413	61.6%	1,188,215	13.6%

Total	$10,887,629	$6,816,517	59.7%	$9,278,489	17.3%

Loan characteristics:
Average loan size (thousands)	$165	$155	6.5%	$158	4.4%
Weighted average interest rate (WAC) (1)	7.52%	7.21%	0.31%	7.45%	0.07%
Weighted average FICO score (1)	623	609		618

Loan sales (thousands)	$10,843,006	$6,744,056	60.8%	$9,322,150	16.3%

Servicing portfolio:
Number of loans serviced	451,310	344,659	30.9%	435,290	3.7%
Servicing portfolio (billions)	$70.5	$49.4	42.7%	$68.0	3.7%
(1)	Represents non-prime production only.

Investment Services	Three months ended
	7/31/2005	7/31/2004	% change	4/30/2005	% change

Customer trades (2)	226,378	205,948	9.9%	241,327	-6.2%
Customer daily average trades	3,593	3,269	9.9%	3,892	-7.7%
Average revenue per trade (3)	$126.71	$119.71	5.8%	$127.73	-0.8%

Customer accounts: (4)
Traditional brokerage	431,046	454,147	-5.1%	431,749	-0.2%
Express IRAs	379,432	337,583	12.4%	380,539	-0.3%
	810,478	791,730	2.4%	812,288	-0.2%

Ending balance of assets under administration (billions)	$30.0	$26.6	12.8%	$27.8	7.9%
Average assets per traditional brokerage account	$68,870	$58,128	18.5%	$63,755	8.0%

Average customer margin balances (millions)	$573	$598	-4.2%	$603	-5.0%
Average payables to customers (millions)	$841	$1,012	-16.9%	$936	-10.1%
Advisors	985	997	-1.2%	1,010	-2.5%
(2)	Includes only trades on which revenues are earned (“revenue trades”). Revenues, defined as trading revenues, are earned on both transactional and annuitized trades.

(3)	Calculated as trading revenues divided by revenue trades.
(4)	Includes only accounts with a positive period-end balance.